Exhibit 11

                         Sidley Austin Brown & Wood LLP
                                875 Third Avenue
                            New York, New York 10022
                           Telephone: (212) 906-2000
                              Fax: (212) 906-2021

                                                              September 14, 2001

MuniYield Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Ladies and Gentlemen:

      We have acted as counsel for MuniYield Fund, Inc. (the "Fund") in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption by the Fund of substantially all of the liabilities of Merrill Lynch Municipal Strategy Fund, Inc. ("Municipal Strategy"), in return solely for newly issued shares of common stock and shares of a newly created series of auction market preferred stock of the Fund (collectively the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-65242) (the "Registration Statement"), relating to shares of common stocks and auction market preferred stock of the Fund, each par value $0.10 per share (the "Stocks"), to be issued in the Reorganization.

      As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Stocks. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended and supplemented, the By-Laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization among the Fund and Municipal Strategy set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Stocks, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stocks or auction market preferred stock, as the case may be, of the Fund.


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      We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                               Very truly yours,

                                               /s/Sidley Austin Brown & Wood LLP